Exhibit (l)

February 9, 2026

Powerlaw Corp.

631 Folsom Street Ste A & B,

San Francisco, California 94107-3850

Ladies and Gentlemen:

We have acted as special Maryland counsel Powerlaw Corp., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 43,242,931 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) which may be sold by the Selling Stockholders identified in the Registration Statement (as further defined herein). The Shares are covered by the Company’s Registration Statement on Form N-2 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 17, 2025 (File No. 333-290337) (together with all amendments through the date hereof, the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.	the Registration Statement and the form of prospectus included therein, in the form transmitted to the Commission for filing pursuant to the Act (exclusive of the documents incorporated by reference therein or otherwise deemed to be part thereof or included therein other than the Charter and the Bylaws (as each is defined herein));

2.	the charter of the Company (the “Charter”) as reflected in the records of the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

3.	the bylaws of the Company (the “Bylaws”) as certified as of the date hereof by an officer of the Company;

4.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date (the “SDAT Certificate”);

5.	resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company relating to, among other things, the registration of the Shares and the sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

6.	a certificate executed by an officer of the Company, dated as of the date hereof, with respect to certain factual matters regarding the Charter, the Bylaws, and the Resolutions (the “Officer’s Certificate”); and

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7.	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have relied as to certain factual matters on information obtained from public officials and officers of the Company and have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.	All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a Document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document. All public records reviewed or relied upon by us or on our behalf are true, accurate, and complete.

3.	The Shares were issued and delivered against receipt of consideration in accordance with the Resolutions.

4.	After giving effect to any issuance of the Shares, the total number of shares of Common Stock issued and outstanding did not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Charter.

5.	At the time of issuance of any of the Shares, (a) the Company was in good standing under the laws of the State of Maryland, (b) none of the Governing Documents of the Company had been amended so as to cause such issuance of the Shares to conflict with or violate any provisions of the Governing Documents of the Company, and (c) such securities did not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument then-binding upon the Company, and such securities complied with all requirements and restrictions, if any, applicable to the Company, imposed by any court or governmental or regulatory body having jurisdiction over the Company.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.	The issuance of the Shares has been duly authorized and the Shares are validly issued, fully paid, and nonassessable.

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To the extent our opinions set forth herein address, or depend on, the Company’s legal existence or good standing in the State of Maryland, they are based in that regard solely on the SDAT Certificate, a review of the Charter, and the certification in the Officer’s Certificate that the Company has taken no voluntary action for its dissolution.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland, except that we express no opinion with respect to the “blue sky” or other securities laws or regulations of the State of Maryland or any other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the use of our name and reference to this opinion under the heading “Legal Matters” in the forms of Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Charles F. Hilberg III
Principal